Exhibit 19.1

ADAPTIMMUNE THERAPEUTICS PLC

INSIDER TRADING POLICY

(Adopted by the Board of Directors of Adaptimmune Therapeutics plc on 11 January 2018, as amended on 2 March 2024)

This Insider Trading Policy (“Policy”) applies to (a) the purchase or sale of securities, (including without limitation, the purchase or sale of puts, calls and options and acquisitions and dispositions of shares and gifts), in Adaptimmune Therapeutics plc (including its direct and indirect subsidiaries, and affiliated entities, referred to herein as the “Company”); (b) communications to persons or entities outside the Company of material, non-public information about the Company; and (c) trading in the securities of other companies or entities with which the Company has conducted, is conducting, or intends to conduct, business, or sharing with anyone outside the Company any material, non-public information about these other companies or entities.

This Policy applies to: (a) all directors, officers and other employees of the Company; (b) all agents and consultants of the Company who have access to or receive material, non-public information about the Company or any other company or entity the Company does or intends to do business with in the course of their engagement by or association with the Company; and (c) immediate family members and persons sharing the same household of the persons described in clauses (a) and (b) above (“Company Personnel”), and any other person whose transactions in Company securities are directed by, or subject to their influence or control (together, with immediate family members of Company Personnel, “Other Covered Persons”). Company Personnel are obligated to inform their immediate family members and Other Covered Persons of the requirements of this Policy.

“Immediate family member” means any spouse, partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in clauses (a) and (b) above.

This Policy has been adopted to ensure compliance with the U.S. federal securities laws, and also to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

What Is Insider Trading?

Insider trading occurs when a person who is aware of material, non-public information about a particular company or particular securities buys or sells that company’s securities, if such acquisition or disposal occurs on a regulated market. A director, officer or other employee, agent, consultant, or any other advisor, such as accountants or outside attorneys, also may violate the insider trading laws if he or she communicates – or “tips” – material, non-public information to another person or entity without authorisation by the Company. Information is “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities and “non-public” if it has not been disseminated in a manner making it available to investors generally (see below).

The insider trading (including tipping) prohibitions are not limited to American Depositary Shares and ordinary shares of the Company. Under the U.S. securities laws and other applicable laws, insider trading in any security, including American Depositary Shares, ordinary shares, debt or preferred stock, is illegal. This Policy also applies to trading in the securities of companies or other entities with which the Company has conducted, currently conducts, or intends to conduct, business, such as past, current and potential customers and suppliers.

In addition to U.S. laws, the criminal offence of “insider dealing” under Part V of the U.K. Criminal Justice Act 1993 (“CJA”) also extends to Nasdaq. This offence is summarized in the Appendix to this Policy.

I.POLICY STATEMENTS

Statement of Insider Trading Policy

It is the policy of the Company that Company Personnel who are aware of material non-public information relating to the Company may not, directly or through immediate family members or other persons or entities, (a) buy or sell securities (including without limitation, the purchase or sale of puts, calls and options and acquisitions and dispositions of shares and gifts) of the Company or such affiliated entity, or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that Company Personnel who, in the course of working for the Company, learn of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognise such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., restrictions on the sale of securities subject to Rule 144 of the Securities Act of 1933).

Any employee who is uncertain whether other prohibitions or restrictions apply should ask the Company Secretary (Margaret Henry, tel: +44 (0)1235 430036, mobile: +44 (0)7710 304249; email: margaret.henry@adaptimmune.com). In her absence, queries should be directed to the Chief Financial Officer (Gavin Wood, tel: (0)1235 430000, mobile: +44 (0)7525 591720 ; email: gavin.wood@adaptimmune.com) and urgent queries should also be sent to the Chief Executive Officer (Adrian Rawcliffe, email: adrian.rawcliffe@adaptimmune.com).

Statement of Communications Policy

The Company engages in communications with investors, securities analysts and the financial press. It is against the law as well as this Policy, for any person acting on behalf of the Company selectively to disclose material, non-public information to securities professionals (including, for example, buy and sell-side analysts, institutional investment managers and investment companies) or investors in any security of the Company under circumstances where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information, unless the information has first or simultaneously been disclosed to the public.

Only the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any other person (including senior communications/IR managers, or an investor relations firm) who has been specifically designated in writing in advance by the Chief Executive Officer are authorised to speak on behalf of the Company (except in the ordinary course of business).

Anyone who communicates without proper authorisation will not only violate this Policy but may also violate the anti-tipping provisions of the insider trading laws. You may not, therefore, disclose information to anyone outside the Company, including analysts, shareholders, journalists or any media outlet, family members and friends, other than in accordance with the procedures set forth in this Policy under “Procedures for Communications with the Public”. You also may not discuss the Company or its business through a social media platform, blog, in an internet “chat room” or similar internet-based forum.

II.THE CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. Not only does it damage those directly involved, but it also adversely affects the company whose directors, officers and other employees, agents, consultants, or securities, were the subject of the offense. A company’s reputation for integrity and honesty is an important corporate asset that can be harmed significantly through an insider trading investigation conducted either by the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Department of Justice or the U.K. Financial Conduct Authority (“FCA”), even if no charges ultimately are brought. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and can result in severe punishment. The consequences of violations of the U.S. federal securities laws governing insider trading (including tipping) are serious:

●	For individuals who trade on inside information (or tip such information to others):
o	civil penalty;
o	criminal fine;
o	jail term of up to 25 years;
o	disgorgement of profits;
o	cease-and-desist order to stop the violation, and penalties for violations of such
o	orders or the federal securities laws; and

o	the SEC may seek to bar an individual found to have engaged in insider trading from serving as an officer or director of the Company or any other public company filing reports with the SEC.
●	For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading or tipping by an employee, director or other person or entity covered by that company’s policy:
o	civil penalty not to exceed the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
o	criminal penalty of up to $25 million.
●	Illegal Tipping. As discussed, the federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material, non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
o

Prevention of Insider Trading and Tipping by Others. The Company, its directors, officers and some supervisory personnel as designated from time to time by the Company Secretary (or his/her designee), could be deemed “controlling persons” under the federal securities laws and therefore subject to potential liability for insider trading (including tipping) based on another person’s violations. Accordingly, it is important for these personnel to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. Directors, officers and other supervisory personnel who become aware of a potential violation of the insider trading prohibitions and/or violation of this Policy must immediately advise the Company Secretary (or his/her designee) and must take steps where appropriate to prevent persons under their supervision from misusing material, non-public information regarding the Company or any other company or entity covered by this Policy.

Communications in violation of this Policy may expose the Company to liability for material misstatements. Additionally, any Company Personnel who makes an unauthorised selective disclosure of material, non-public information to an analyst, credit rating agency, investor or other person outside the Company could potentially be held liable for illegal tipping if the recipient of the information trades in Company securities.

In addition, if the SEC views a violation of this Policy as causing the Company to violate applicable law, the Company may be subject to an SEC enforcement action. This could occur if the Company is unable to persuade the SEC that the communication was unauthorised and/or otherwise contrary to this Policy. In addition, the person making the communication might be sued by the SEC as a “cause” of the Company’s violation.

In the U.K., under the CJA an “insider dealing” offence can only be committed by an individual. The maximum penalty is a term of imprisonment not exceeding seven years plus a fine. The FCA is responsible for enforcing the regime. Further details are set out in the Appendix to this Policy.

Company-Imposed Sanctions

The failure to comply with this Policy may subject Company Personnel to Company-imposed sanctions, including termination of employment, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

III.MATERIALITY AND PUBLIC DISSEMINATION

Material Information

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the price of the Company’s securities, whether the effect would be positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material include, but are not limited to:

●	Projections of future earnings or losses, or other earnings guidance or financial results;
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	The potential or actual gain or loss of a significant customer, supplier, or purchase order;
●	Joint ventures and distribution agreements;
●	A pending or proposed merger, acquisition or tender offer;
●	Company restructuring;
●	A pending or proposed acquisition or disposition of a significant asset;
●	Borrowing activities (other than in the ordinary course of business);
●	A change in dividend policy, the declaration of a share split, or an offering of additional securities;
●	Litigation, whether pending or threatened;
●	A change in senior management or the board of directors;
●	A change in outside auditor;

●	Anticipated credit rating changes; and
●	Impending bankruptcy or the existence of severe liquidity problems.

If you have any question as to whether information is material, please err on the side of caution and direct an inquiry to the Company Secretary.

When Information Is “Public”

If you are aware of material non-public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. Information is made public if it is published in accordance with Nasdaq rules for the purpose of disclosure of information, if it is contained in public records, if it is readily acquired by those likely to deal in securities to which the information relates or if it is derived from information which has been made public.

To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released. If, for example, the Company was to make an announcement on a Monday prior to 8:30 a.m. New York Time, you should not trade in the Company’s securities until Wednesday. If an announcement was made on a Monday after 8:30 a.m. New York Time, you should not trade in the Company’s securities until Thursday.

If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Company Secretary.

IV.ADDITIONAL RESTRICTIONS ON SECURITIES TRANSACTIONS

Blackout Periods

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all directors and certain officers (including executive officers), and designated employees and consultants (designated individuals will be identified and contacted through a separate memorandum), and any persons acting on behalf of such persons, do not conduct transactions (for their own or related accounts) involving the purchase or sale of the Company’s securities during the following periods (the “Blackout Periods”):

●	The period in any fiscal quarter commencing on the final calendar day of the fiscal quarter and ending after the second full business day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or
●	Any other period designated in writing by the Company Secretary.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. All directors, executive officers, and designated employees and consultants must comply with the Blackout Period. Specific exceptions may be made, with prior approval, when Company Personnel does not possess material non-public information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for exception should be directed to the Company Secretary. The safest period for trading in the Company’s securities, assuming the absence of material, non-public information, generally is the first ten trading days following the end of the Blackout Period. The Blackout Periods are particularly sensitive periods and particular attention must be made to ensure that transactions in the Company’s securities are made in accordance with the applicable laws. This is because Company Personnel will, as any quarter progresses, be increasingly likely to possess material, non-public information about the expected financial results for the quarter.

It should be noted that even at times that do not fall within the Blackout Period, any person possessing material, non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full trading days.

From time to time, the Company may impose a time outside of the Blackout Periods when Company Personnel and others must suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and must not disclose to others the fact of such suspension of trading. Each person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Blackout Period should not be considered a “safe harbor,” and all Company Personnel should use good judgment at all times.

Mandatory Pre-Clearance

All directors, executive officers and designated employees (and related Other Covered Persons identified in this Policy), must clear his or her trade in the Company’s shares or any other security, with the Company Secretary (or his/her designee) before the trade may occur. From time to time, the Company Secretary will designate who is a “designated employee” under this Policy. If you are a designated employee you will have received written notice to this effect from the Company Secretary.

Any director, executive officer or designated employee seeking to pre-clear a trade in the Company’s shares or any other security, must notify the Company Secretary (or his/her designee) in writing of the desire to conduct a trade at least FOUR (4) business days before the date of the proposed transaction.

The request for pre-clearance must state the date on which the proposed transaction will occur, and identify the broker-dealer or any other investment professional responsible for executing the trade. If, after receiving pre-clearance, the transaction does not occur on the date proposed, the requestor must reapply for pre-clearance. The Company Secretary (or his/her designee) is obligated to inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to a determination. Once the Company Secretary (or his/her designee) has responded to a request, a written record of the request and the decision must be prepared and filed in the Company’s records.

Pre-clearance requests will not be granted during any Blackout Periods. The Company Secretary (or his/her designee) may elect to consult with the Chairman of the Board in order to determine whether to provide a pre-clearance approval and may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre-clearance, whether based on the pendency of a Blackout Period or any other reason.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction under this section of this Policy, (see below), the requestor (and/or any other related Other Covered Person) may NOT trade in the Company’s or other securities if aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Company Secretary.

Within ONE (1) business day of completing any purchase or sale of Company securities that has been pre-cleared, either you or your broker-dealer (or other agent effecting the transaction on your behalf (or on behalf of any related Other Covered Person) should deliver to the Company Secretary a copy of documentation confirming such transactions. This Policy does not require you to submit confirmations of transactions in other companies’ securities unless otherwise indicated in writing by the Company Secretary.

Pre-clearance is not required for the following transactions in Company securities:

●	purchases or sales of securities pursuant to pre-arranged allocation elections made under any tax-qualified employee benefit plan of the Company;
●	transactions effected in accordance with a written trading plan or arrangement that has been “properly established” by a director or executive officer under SEC Rule 10b5-1(c) – this means in compliance with all terms and conditions of the Rule, and with the prior approval of the Company Secretary (or his/her designee). If you wish “properly” to establish a 10b5-1 trading plan within the meaning of this Policy, you must submit the draft plan to the Company Secretary for approval no less than two weeks before you intend to, or the plan otherwise contemplates a, trade thereunder. Such a plan may not be established during a Blackout Period or any other time during which you are aware of any material, non-public information regarding the Company. You also must request pre-clearance for any modification or termination of any such plan once established.

Prohibited Transactions

The Company considers it improper and inappropriate for Company Personnel to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions:

Short-term Trading: Company Personnel’s short-term trading of the Company’s securities may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Company Personnel who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. Note that shares purchased through either the Company’s employee share purchase plan (where applicable) or its employee share option plan(s) are not subject to this restriction.

Short Sales: A short sale is the sale of securities that an investor does not own or a sale which is consummated by the delivery of securities borrowed by, or for the account of, the investor. Short sales are normally settled by the delivery of a security borrowed by or on behalf of the investor. The investor later closes out the position by returning the borrowed security to the stock lender, typically by purchasing securities on the open market.

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

Publicly Traded Options: A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organised market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”).

Hedging Transactions: Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Company Personnel to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow Company Personnel to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other shareholders. Therefore, Company Personnel are prohibited from engaging in such transactions.

Margin Accounts and Pledges: Company Personnel who are subject to mandatory preclearance of securities transactions under this Policy may not hold any Company shares or any other securities subject to this Policy in margin accounts and may not pledge such Company shares or other securities as collateral for loans or other obligations.

Gifts: No Company Personnel may donate or make any other transfer of Company securities without consideration when such Company Personnel is not permitted to trade unless the donee agrees not to sell the shares until the Company Personnel is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships.

Post-Termination Transactions

The Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Share Option Exercises

This Policy does not apply to the exercise of an employee share option where all exercised shares continue to be held by the option holder, or to the exercise of a vested RSU-style option or a nominal cost option pursuant to pre-arranged automatic exercise arrangements in accordance with the Company’s share option plans and where sufficient shares are sold in accordance with those arrangements to pay the exercise cost of the option, and taxes, fees and expenses associated with the automatic exercise and sale of shares and the residual shares are held in an account for the option holder. The Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale of shares, including a sale for the purpose of generating the cash needed to pay the exercise price of an option save as excluded by the preceding sentence.

V.PROCEDURES FOR COMMUNICATIONS WITH THE PUBLIC

General Considerations

The Company is required to avoid the selective disclosure of material non-public information. Company Personnel may not, therefore, disclose information to anyone outside the Company, including analysts, credit/rating agencies, shareholders, journalists or any media outlet, family members and friends, other than in accordance with those procedures. Company Personnel also may not discuss the Company or its business through a social media platform, blog, in an internet “chat room” or similar internet-based forum.

The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

Authorised Spokespersons

Senior officials of the Company, or any other director, executive officer, employee or agent of the Company who regularly communicates with investors and/or securities professionals, may be deemed to be persons “acting on behalf of” the Company for purposes of this policy. Company Personnel may therefore subject the Company to possible SEC enforcement action for securities law violations if Company Personnel orally, or in writing, communicate material, non-public information to market professionals and investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:

●	Form 8-K or other document filed with, or submitted to, the SEC;

●	A press release; or
●	A conference call or webcast of such call that is open to the public at large (albeit solely on a “listen-only” basis where an authorised spokesperson deems it appropriate), and has been the subject of adequate advance notice.

The Company limits the number of spokespersons authorised to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with the law and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company.

Accordingly, the Company has designated the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and any other person (including senior communications/IR managers or an investor relations firm) who has been specifically designated in writing in advance by the Chief Executive Officer as the sole authorised spokespersons for the Company (except for ordinary course business). These officers typically lead or participate in the presentations at the Company’s quarterly earnings or other conference calls.

From time to time, other employees or members of the Board of Directors may be designated by authorised spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate, in which case they too shall be deemed “authorised spokespersons” for purposes of this Policy.

All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, credit rating agencies, members of the media, existing shareholders and/or debt holders and potential investors (except in the context of planned and authorised presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations, or any development or plan affecting the Company, should be referred immediately and exclusively to an authorised spokesperson.

Insider Lists

The Company limits access to material non-public information within the Company and the Company Secretary maintains lists of persons working for the Company with access to material non-public information relating directly or indirectly to the Company whether on a regular or occasional basis (“insider lists”). The insider lists include details such as:

●	the names of individuals with access to inside information, either on a regular or an occasional basis;
●	the reason why such person is on the insider list;
●	the date on which the insider list was created and last updated;
●	when there is a change in the reason why a person is on the insider list, the reason for that change; and

●	the principal contact at any other firm or company acting on the Company’s behalf with whom it has had direct contact and who also has access to material non-public information about the Company.

Inadvertent Disclosure

Should Company Personnel become aware of facts suggesting that material, non-public information may have been communicated in violation of this Policy to a securities professional, an investor or potential investor, or the press – regardless of whether the source or means (oral, written or electronic (e.g., e-mail, social media, blog, Internet chat room, etc.)), such Company Personnel must notify the Company Secretary, the Chief Executive Officer and the Chief Financial Officer immediately. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication.

Advance Review of Speeches and Presentations

Whenever practicable, the Company will encourage investor and analyst conferences in which Company Personnel participate to be open to the public and simultaneously webcast. If not expressly authorised by this Policy, Company Personnel must obtain authorisation to participate in that presentation from an authorised spokesperson. Any planned or pre-scripted portions of any conference, tradeshow or exhibition presentation to be given regarding the Company should be reviewed in advance by at least one of the authorised spokespersons. If the conference is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of material, non-public information.

Responding to Rumours

Rumours and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumours and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel should not comment upon or respond to such rumours and/or media reports. Requests for comments or responses should be referred to an authorised spokesperson.

Broad, Public Dissemination

It is the Company’s policy to disseminate material information broadly throughout the marketplace. In disclosing material information, the Company follows a process intended to disseminate the news broadly. Specifically, the Company has a policy of disclosing information to the public pursuant to any or all of the means described above in the section above captioned “Authorised Spokespersons.”

Material information should not be disclosed initially in investor forums to which access may be limited (such as investor conferences and “one-on-one” meetings with investors or analysts). Such limited disclosure can create an unfair advantage for such persons. For purposes of these discussions, the key litmus test is that material information must be disseminated broadly before or as it is discussed with any investor or analyst.

VI.COMPANY ASSISTANCE

The Company Secretary or his or her designee will administer this Policy. Accordingly, any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company Secretary. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Company Personnel.

VII.UNDERSTANDING

This Policy is in addition to and supplements any existing Company policy relating to a similar or related subject matter.

VIII.CERTIFICATIONS UNDER THE POLICY

Each of the Company Personnel subject to this Policy must certify initially and on a regular basis that such individual has read and is in compliance with this Policy and will abide by the provisions set forth herein in the future. The Company Secretary (or his/her designee) will circulate these certifications at least annually.

APPENDIX

U.K. Criminal Justice Act 1993, Part V

1.	The offences

Under the Criminal Justice Act 1993, Part V (“CJA”) an offence is committed if:

(a)	an insider deals in price-affected securities when in possession of inside information;
(b)	an insider encourages another to deal in price-affected securities when in possession of inside information, knowing or having reasonable cause to believe that the dealing would occur; or
(c)	an insider discloses inside information to another, otherwise than in the proper performance of his or her employment, office or profession.

The circumstances in which a dealing in these securities will fall within the remit of the CJA are that the transaction occurs on a regulated market (see below) or that the insider either relies on, or is himself acting as, a professional intermediary.

These offences can only be committed by individuals (so not companies, for example).

2.	Territorial scope

A territorial link to the UK is required. To commit the dealing offence, an individual must be in the UK at the time of the dealing, the regulated market on which the dealing occurs must be one regulated in the UK or the professional intermediary with or through whom the offence was committed must be in the UK at that point in time.

The disclosure and encouragement offences will be committed if the insider was within the UK at the time he or she disclosed the information or encouraged the dealing, or the recipient of the information or encouragement was within the UK when he or she received the information or encouragement.

3.	Scope of the regime

Securities are “price-affected securities” in relation to inside information if and only if the information would, if made public, be likely to have a significant effect on the price of the securities.

The definition of “dealing” is very wide. It includes not only buying and selling securities but also subscribing for new securities, exercising options and entering into spread bets and other contracts for differences. It also covers agreements to deal and dealings carried out by someone else on a person’s behalf.

Securities are defined as shares, debt securities, warrants, depositary receipts, security options, futures and contracts for differences. The security must be officially listed on an

EEA exchange or be admitted to dealing or have its price quoted on or under the rules of a regulated market (as defined for the purposes of the CJA). The regulated markets include Nasdaq.

A person is only an “insider” if he or she knows the information in his or her possession amounts to inside information. He or she must also be conscious that he or she has the information from an inside source (for example, he or she has it by virtue of his or her own office or employment or someone else’s). This could include directors, senior managers, any other employees and even shareholders. However, these categories of persons are not insiders simply because of their status. Equally, people who are not directly connected with the Company could become insiders simply by virtue of having access to the relevant information.

If a director or an employee is an insider there is no specific time period following the termination of his or her office or employment after which he or she can safely deal. This will always depend on whether the information remains inside information.

The definition of “inside information” for the purposes of the offence of insider dealing broadly relates to information about the Company’s securities or the Company itself which is precise, has not been made public (e.g. it has not been announced to the market through the proper channels) and, if it were made public, would be likely to have a significant effect on the price or value of those shares.

4.	Enforcement and penalties

The U.K. Financial Conduct Authority has wide investigatory and enforcement powers in prosecuting criminal insider dealing. The scope of the offences is very much reduced by the defences which are available, although the burden of proof in respect of all defences is on the defendant. The CJA contains both general and special defences, including:

(a)	that the insider did not expect the dealing to result in a profit attributable to the inside information;
(b)

that the insider reasonably believed at the time of the dealing, or encouragement of the dealing, that the inside information had been (or would be) so widely disseminated that none of the parties to the dealing would be prejudiced by not having that information; and

(c)	that the insider would have taken the same course of action regardless of the inside information; and
(d)	where the offence is disclosure, that the insider did not expect either a prohibited dealing to be made because of the disclosure or for a profit to be attributable to the information.

A person convicted under the CJA faces a maximum sentence of seven years’ imprisonment or a fine or both.

CERTIFICATION

I,                                 , certify that I have received, read and understood the attached Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company and/or removal from the Board.

Signature

Date: